Exhibit 99.1

Gladstone Investment Corporation Announces Monthly Cash Distributions for July, August and September, 2014, and First Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., July 15, 2014 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the first quarter ended June 30, 2014:

Cash Distributions:

Common Stock: $0.06 per share of common stock for each of July, August and September, 2014, payable per Table 1 below. The Company has paid 108 consecutive monthly cash distributions on its common stock.

Table 1: Summary Table for Common Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 23	July 25	August 5	$ 0.06
August 18	August 20	August 29	$ 0.06
September 17	September 19	September 30	$ 0.06
Total for the Quarter:			$ 0.18

Term Preferred Stock: $0.1484375 per share of the Company's 7.125% Series A Cumulative Term Preferred Stock ("Term Preferred Stock") for each of July, August and September, 2014, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol "GAINP."

Table 2: Summary Table for Term Preferred Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 23	July 25	August 5	$ 0.1484375
August 18	August 20	August 29	$ 0.1484375
September 17	September 19	September 30	$ 0.1484375
Total for the Quarter:			$ 0.4453125

The Company offers a dividend reinvestment plan (the "DRIP") to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings after the stock market closes on Monday, July 28, 2014, for the first quarter ended June 30, 2014. The Company will hold a conference call on Tuesday, July 29, 2014, at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 376-7516 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through August 29, 2014. To hear the replay, please dial (855) 859-2056 and use playback conference number 72405153.

The live audio broadcast of the Company's conference call will be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through September 29, 2014.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

CONTACT: Gladstone Investment Corporation
         +1-703-287-5893